NEWS RELEASE

Contact:
Alliance HealthCare Services
Howard Aihara
Executive Vice President
Chief Financial Officer
(949) 242-5300

ALLIANCE HEALTHCARE SERVICES REPORTS RESULTS
FOR THIRD QUARTER 2014

NEWPORT BEACH, CA—November 6, 2014—Alliance HealthCare Services, Inc. (NASDAQ:AIQ) (the “Company” or “Alliance”), a leading national provider of outsourced radiology services through its Alliance HealthCare Radiology (“Alliance Radiology”) Division and radiation therapy services through its Alliance Oncology Division, announced results for the third quarter ended September 30, 2014.

Third Quarter 2014 Highlights

•	Third quarter revenue grew 90 basis points to $110.1 million, after adjustments outlined below.

•	Company generated $35.0 million of Adjusted EBITDA (as defined below).

•	Continued to generate strong cash flow, with $36.4 million reduction in net debt in the last twelve-month period, after adjusting for fees paid in connection with debt refinancing and acquisitions.

•	Alliance Oncology revenue grew by 19% to $23.6 million.

•	Alliance Oncology same store volume growth was 9.1% for stereotactic radiosurgery and 2.6% for linear accelerator.

•	Alliance Radiology’s MRI same-store volume growth improved to 5.9%.

•	Adjusted Earnings per Share (as defined below) increased 27% to $0.52.

•	Company narrows 2014 guidance ranges principally due to the timing of new Alliance Oncology and Alliance RAD360TM projects.

All percentage growth measures reported above are compared to the same quarter of the prior year.

Third Quarter 2014 Financial Results

"We are pleased with the strong financial results Alliance Oncology continues to deliver—with revenues up 19% over the prior year," commented Tom Tomlinson, Chief Executive Officer and President of Alliance HealthCare Services. "This growth was driven by same store volumes increasing 9% for stereotactic radiosurgery (SRS) and 3% for linear accelerator (Linac) over the prior year period, as well as the positive impact from our new relationship with the Medical University of South Carolina (MUSC). In Alliance Radiology, revenues trailed prior year largely due to increased wholesale pricing pressures in diagnostic radiology as hospitals look to save costs and radiology benefit management (RBM) pressures in PET/CT. Despite these headwinds, we continue to see organic growth in MRI same store volumes, which were up 6% in the third quarter over the same period last year. We attribute this growth to the increased patient flow from new Affordable Care Act (ACA) enrollees and the Medicaid expansion, as well as the efforts of our growing physician marketing field teams."

Tomlinson continued: "We continue to see traction with our Alliance RAD360™ Program in Alliance Radiology, as evidenced by the strong performance in the third quarter at two multi-modality joint venture (JV) sites with a large for-profit hospital system, where overall site volume increased 26% since inception during Q2. Tracking in-line with our planned investments in RAD360, we continue to see a robust pipeline of business development opportunities. Similarly, in Alliance Oncology, we see a very strong pipeline of new business, which we aim to convert in the coming quarters. The new partnership with Charleston Area Medical Center that we announced in September presents clear evidence of our increased momentum. We expect this transaction to close in November, barring any further delay with the necessary regulatory approvals."

Revenue for the third quarter of 2014 decreased to $110.1 million compared to $113.4 million in the third quarter of 2013. This decrease was primarily due to the sale of our Professional Radiology Services business line in December 2013, and pruning of unprofitable business in our Radiology Division, offset partially by growth in the Alliance Oncology Division as a result of revenue generated from the new partnership with MUSC, and same-store volume growth. After adjusting for the revenue attributable to the Professional Radiology Services business line and the closed Radiology Division business in the third quarter of 2013, which in the aggregate totaled $4.3 million, revenue for that quarter would have been $109.1 million, or a 0.9% growth rate in the third quarter of 2014 compared to the same quarter of 2013.

Alliance’s Adjusted EBITDA (as defined below) decreased 9.3% to $35.0 million from $38.6 million in the third quarter of 2013. Of the $3.6 million decrease year over year, approximately $1.1 million was attributed to a one-time gain in connection with the successful renegotiation of an original equipment manufacturer service contract in last year’s third quarter, and another $0.9 million was due to an increase in repair & maintenance costs of our radiology equipment in this year’s third quarter. In addition, we invested approximately $1.2 million in the third quarter of 2014 to build our consultative, sales, marketing, and strategic business development capabilities to support our Alliance RAD360 Program, and expect to invest a total of $5 million for the full year of 2014. These RAD360 costs are included primarily in our selling, general and administrative expenses. Alliance’s net income (loss), computed in accordance with generally accepted accounting principles (“GAAP”), totaled $4.0 million in the third quarter of 2014 and ($2.1) million in the third quarter of 2013.

Alliance’s historical income tax rate has been 42%, compared to the GAAP income tax rate of 42.4% in the third quarter of 2014 and 53.6% in the third quarter of 2013.

Net income (loss) on a diluted basis, computed in accordance with GAAP, increased to $0.37 per share in the third quarter of 2014 compared to ($0.19) per share for the same quarter of 2013. Net income (loss) per share on a diluted basis was impacted by ($0.15) in the third quarter of 2014 and ($0.60) in the third quarter of 2013 in the aggregate due to restructuring charges, severance and related costs, transaction costs, legal matter expenses and differences in the GAAP income tax rate from our historical income tax rate.

Cash flows provided by operating activities totaled $26.1 million in the third quarter of 2014 compared to $32.6 million in the third quarter of 2013. In the third quarter of 2014, capital expenditures were $9.9 million compared to $8.7 million in the third quarter of 2013.

Alliance’s net debt, defined as total long-term debt (including current maturities), less cash and cash equivalents, decreased $28.5 million to $466.5 million at September 30, 2014 from $495.0 million at December 31, 2013. Cash and cash equivalents were $38.8 million at September 30, 2014 and $34.7 million at December 31, 2013. The Company’s net debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.34x for the twelve month period ended September 30, 2014 compared to 3.36x for the twelve month period ended a year ago. The Company’s total debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.62x for the twelve month period ended September 30, 2014 compared to 3.70x for the twelve-month period last year. As a result of the Company’s successful term loan refinancing in 2013, the Company’s net debt was increased by $3.9 million related to fees and expenses incurred and the change in the unamortized discount related to the Company’s debt refinancing activities during 2013.

Full Year 2014 Guidance

Alliance is narrowing its full year 2014 guidance ranges principally due to the timing of Alliance Oncology and Alliance RAD360TM projects,as follows:

	Previous	Updated
	Guidance	Guidance
	Ranges	Ranges
	(dollars in millions)	(dollars in millions)
Revenue	$437 - $462	$437 - $442
Adjusted EBITDA	$140 - $160	$140 - $145
Capital expenditure	$52 - $62	$40 - $50
Decrease in long-term debt, net of
the change in cash and cash equivalents
(before investments in acquisitions and
debt refinancing costs)	$27 - $37	$27 - $37

Third Quarter 2014 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing third quarter 2014 results. The conference call is scheduled for Thursday, November 6, 2014 at 5:00 p.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can be accessed at (888) 694-4676. Interested parties should call at least five minutes prior to the call to register. A telephone replay will be available until December 5, 2014. The telephone replay can be accessed by calling (800) 585-8367. The conference call identification number is 28700005.

Definition of Non-GAAP Measures

Adjusted EBITDA and Adjusted Net Income Per Share are not measures of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

For a more detailed discussion of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measure, see the section entitled “Non-GAAP Measures” included in the tables following this release.

About Alliance HealthCare Services

Alliance HealthCare Services is a leading national provider of comprehensive radiology and radiation therapy services based upon annual revenue and number of systems deployed. Alliance focuses on MRI, PET/CT and CT through its Radiology Division (Alliance HealthCare Radiology) and radiation therapy through its Oncology Division (Alliance Oncology). With approximately 1,800 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 43 states. Operating 495 diagnostic imaging and radiation therapy systems, the Company is the nation’s largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 122 locations across the country. Additionally, with 29 radiation therapy centers providing treatment and care for cancer patients, including 19 stereotactic radiosurgery (SRS) facilities, Alliance is among the leading providers of stereotactic radiosurgery nationwide. For more information, visit www.alliancehealthcareservices-us.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the Company’s RAD360 initiative; cost savings plan and long-term growth, including its efforts to expand the Radiation Oncology Division and hospital and healthcare group partnerships; the Company’s expectations with respect to customer retention, new sales and growth in radiology services volume, and their impact on 2014 results; and the Company’s Full Year 2014 Guidance, including its forecasts of revenue, Adjusted EBITDA, cash capital expenditures, and decrease in long-term debt. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for imaging, radiation oncology and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014
Revenues	$113,375	$110,137	$338,175	$326,740
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	59,701	59,401	180,434	175,968
Selling, general and administrative expenses	19,229	19,811	58,571	57,934
Transaction costs	7	573	87	1,512
Severance and related costs	660	455	1,306	2,315
Impairment charges	4,529	4	9,396	240
Loss on extinguishment of debt	5,132	—	22,201	—
Depreciation expense	16,965	12,743	49,803	42,812
Amortization expense	2,151	1,961	8,856	5,870
Interest expense and other, net	8,156	6,208	31,481	18,570
Other income, net	(748)	(602)	(2,035)	(933)
Total costs and expenses	115,782	100,554	360,100	304,288
(Loss) income before income taxes, earnings from unconsolidated investees, and noncontrolling interest	(2,407)	9,583	(21,925)	22,452
Income tax (benefit) expense	(2,392)	2,948	(9,725)	6,256
Earnings from unconsolidated investees	(1,347)	(1,219)	(4,489)	(3,459)
Net income (loss)	1,332	7,854	(7,711)	19,655
Less: Net income attributable to noncontrolling interest	(3,402)	(3,843)	(9,741)	(10,928)
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(2,070)	$4,011	$(17,452)	$8,727
Comprehensive (loss) income, net of taxes:
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(2,070)	$4,011	$(17,452)	$8,727
Unrealized (loss) gain on hedging transactions, net of taxes	(154)	50	(426)	(165)
Comprehensive (loss) income, net of taxes	$(2,224)	$4,061	$(17,878)	$8,562
(Loss) income per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(0.19)	$0.37	$(1.64)	$0.82
Diluted	$(0.19)	$0.37	$(1.64)	$0.80
Weighted-average number of shares of common stock and common stock equivalents:
Basic	10,639	10,710	10,632	10,683
Diluted	10,639	10,851	10,632	10,864

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	December 31, 2013	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$34,702	$38,803
Accounts receivable, net of allowance for doubtful accounts	63,713	64,045
Deferred income taxes	21,849	21,849
Prepaid expenses	7,553	8,514
Other receivables	2,796	2,445
Total current assets	130,613	135,656
Equipment, at cost	824,103	822,984
Less accumulated depreciation	(654,350)	(670,593)
Equipment, net	169,753	152,391
Goodwill	56,975	56,975
Other intangible assets, net	101,801	96,197
Deferred financing costs, net	9,873	8,580
Other assets	20,832	23,668
Total assets	$489,847	$473,467
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$11,990	$11,776
Accrued compensation and related expenses	21,166	16,669
Accrued interest payable	1,645	3,134
Other accrued liabilities	22,002	22,795
Current portion of long-term debt	15,066	18,488
Total current liabilities	71,869	72,862
Long-term debt, net of current portion	514,608	486,794
Other liabilities	4,714	4,695
Deferred income taxes	35,273	36,435
Total liabilities	626,464	600,786
Commitments and contingencies (Note 12)
Stockholders’ deficit:
Common stock	524	525
Treasury stock	(2,998)	(3,138)
Additional paid-in capital	23,521	27,057
Accumulated comprehensive loss	(82)	(247)
Accumulated deficit	(204,709)	(195,982)
Total stockholders’ deficit attributable to Alliance HealthCare Services, Inc.	(183,744)	(171,785)
Noncontrolling interest	47,127	44,466
Total stockholders’ deficit	(136,617)	(127,319)
Total liabilities and stockholders’ deficit	$489,847	$473,467

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
Operating activities:	2013	2014
Net (loss) income	$(7,711)	$19,655
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for doubtful accounts	2,233	1,999
Share-based payment	1,036	1,117
Depreciation and amortization	58,659	48,682
Amortization of deferred financing costs	2,559	1,440
Accretion of discount on long-term debt	890	334
Adjustment of derivatives to fair value	587	269
Distributions (less) more than undistributed earnings from investees	(81)	581
Deferred income taxes	(10,370)	1,161
Gain on sale of assets	(1,582)	(559)
Loss on extinguishment of debt	22,201	—
Impairment charges	9,396	240
Excess tax benefit from share-based payment arrangements	—	(585)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(3,437)	(2,331)
Prepaid expenses	(2,061)	(806)
Other receivables	1,444	351
Other assets	157	(768)
Accounts payable	(1,375)	451
Accrued compensation and related expenses	(4,147)	(4,497)
Accrued interest payable	(111)	1,489
Income taxes payable	—	6
Other accrued liabilities	(3,168)	763
Net cash provided by operating activities	65,119	68,992
Investing activities:
Equipment purchases	(19,096)	(23,194)
Decrease (increase) in deposits on equipment	675	(3,290)
Acquisitions, net of cash received	—	(1,529)
Increase in cash in escrow	(496)	—
Proceeds from sale of assets	3,083	985
Net cash used in investing activities	(15,834)	(27,028)

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2013	2014
Financing activities:
Principal payments on equipment debt	(10,819)	(8,005)
Proceeds from equipment debt	4,845	3,843
Proceeds from term loan facility	417,900	—
Principal payments on term loan facility	(341,485)	(3,675)
Principal payments on revolving loan facility	—	(37,000)
Proceeds from revolving loan facility	—	18,000
Principal payments on senior subordinated notes	(88,772)	—
Payments of debt issuance costs	(13,035)	—
Noncontrolling interest in subsidiaries	(9,229)	(11,246)
Equity purchase of noncontrolling interest	—	(691)
Excess tax benefit from share-based payment arrangements	—	585
Proceeds from shared-based payment arrangements	402	466
Purchase of treasury stock	—	(140)
Net cash used in financing activities	(40,193)	(37,863)
Net increase in cash and cash equivalents	9,092	4,101
Cash and cash equivalents, beginning of period	39,977	34,702
Cash and cash equivalents, end of period	$49,069	$38,803

Supplemental disclosure of cash flow information:
Interest paid	$25,661	$15,465
Income taxes paid, net of refunds	2,115	5,974

Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$5	$—
Comprehensive loss from hedging transactions, net of taxes	(426)	(165)
Equipment purchases in accounts payable	1,327	1,225
Adjustment to equity of noncontrolling interest	—	1,700
Debt related to purchase of equipment	—	2,112

ALLIANCE HEALTHCARE SERVICES, INC.
NON-GAAP MEASURES
(in thousands)

Adjusted EBITDA and Adjusted Net Income Per Share (the “Non-GAAP Measures”) are not measures of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions, costs related to debt financing, legal matter expenses, non-cash impairment charges, and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA.

Adjusted Net Income Per Share, as defined by the Company’s management, represents net income (loss) before: restructuring charges; fees and expenses related to acquisitions; legal matter expenses; and differences in the GAAP income tax rate compared to our historical income tax rate. The components used to reconcile net income (loss) per share to Adjusted Net Income Per Share are consistent with our historical presentation of Adjusted Net Income Per Share.

Management uses the Non-GAAP Measures, and believes they are useful measures for investors, for a variety of reasons. Management regularly communicates the results of its Non-GAAP Measures and management’s interpretation of such results to its board of directors. Management also compares the Company’s results of its Non-GAAP Measures against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that these measures are indicative of how our diagnostic imaging and radiation oncology businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its diagnostic imaging and radiation oncology businesses.

In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. The Non-GAAP Measures have certain limitations as analytical financial measures, which management compensates for by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in the Non-GAAP Measures. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations and because the Non-GAAP Measures may not be directly comparable to similarly titled measures reported by other companies, however, the Non-GAAP Measures should not be considered as an alternative to the most directly comparable GAAP measure, or as an alternative to any other GAAP measure of operating performance.

The reconciliation of Adjusted EBITDA to net (loss) income is shown below:

	Quarter Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
	2013	2014	2013	2014	2014
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(2,070)	$4,011	$(17,452)	$8,727	$4,696
Income tax (benefit) expense	(2,392)	2,948	(9,725)	6,256	3,583
Interest expense and other, net	8,156	6,208	31,481	18,570	26,259
Amortization expense	2,151	1,961	8,856	5,870	7,987
Depreciation expense	16,965	12,743	49,803	42,812	59,328
Share-based payment (included in selling, general and administrative expenses)	301	407	1,036	1,117	1,568
Severance and related costs	—	455	—	2,315	2,315
Noncontrolling interest in subsidiaries	3,402	3,843	9,741	10,928	14,228
Restructuring charges	1,809	(264)	5,172	2,191	4,201
Transaction costs	7	573	87	1,512	1,890
Impairment charges	4,529	4	9,396	240	3,875
Loss on extinguishment of debt	5,132	—	22,201	—	3,817
Legal settlements	514	2,000	1,464	3,621	5,224
Other non-cash charges (included in other income and expense, net)	52	64	242	415	722
Total segment income	$38,556	$34,953	$112,302	$104,574	$139,693

The leverage ratio calculations as of September 30, 2014 are shown below:

Consolidated
Total debt	$ 505,282
Less: Cash and cash equivalents	(38.803)
Net debt	466,479

Last 12 months Adjusted EBITDA	139,693
Total leverage ratio	3.62x
Net leverage ratio	3.34x

The reconciliation of (loss) earnings per diluted share — GAAP to adjusted net income per diluted share non-GAAP is shown below:

	Third Quarter Ended September 30,
	2013	2014
(Loss) earnings per diluted share- GAAP	$(0.19)	$0.37
Restructuring charges, net of taxes	0.10	0.01
Transaction costs, net of taxes	—	0.03
Impairment charges, net of taxes	0.24	—
Loss on extinguishment of debt, net of taxes	0.28	—
Legal settlements, net of taxes	0.03	0.11
GAAP income tax rate compared to our historical income tax rate	(0.05)	—
Adjusted Net Income Per Share	$0.41	$0.52

The reconciliation from net income to Adjusted EBITDA for the 2014 guidance range is shown below (in millions):

	2014 Full Year
	Guidance Range
Net income	$11	$14
Income tax expense	8	10
Depreciation expense; amortization expense; interest expense and other, net; noncontrolling interest in subsidiaries; share-based payment and other expenses	121	121
Adjusted EBITDA	$140	$145

ALLIANCE HEALTHCARE SERVICES, INC.
SELECTED STATISTICAL INFORMATION

	Quarter Ended
	September 30,
	2013	2014
MRI
Average number of total systems	255.0	249.7
Average number of scan-based systems	213.4	203.2
Scans per system per day (scan-based systems)	8.49	8.73
Total number of scan-based MRI scans	120,185	122,520
Price per scan	$349.29	$334.92

Scan-based MRI revenue (in millions)	$42.0	$41.0
Non-scan based MRI revenue (in millions)	5.0	4.7
Total MRI revenue (in millions)	$47.0	$45.7

PET/CT
Average number of systems	112.8	112.8
Scans per system per day	5.58	5.32
Total number of PET/CT scans	37,244	34,623
Price per scan	$944	$942

Total PET/CT revenue (in millions)	$36.1	$33.5

SRS
Total number of SRS cases	662	789
Price per case	18,068	16,880

Total SRS revenue (in millions)	$12.0	$13.3

Linac
Total number of Linac treatments	17,194	20,749
Price per treatment	424	478

Total Linac revenue (in millions)	$7.3	$9.9

Revenue breakdown (in millions)
MRI revenue	$47.0	$45.7
PET/CT revenue	36.1	33.5
SRS revenue	12.0	13.3
Linac revenue	7.3	9.9
Other modalities and other revenue	11.0	7.7
Total	$113.3	$110.1

Total fixed-site revenue (in millions)	2013	2014
Third quarter ended September 30	$28.6	$29.3

ALLIANCE HEALTHCARE SERVICES, INC.
SELECTED STATISTICAL INFORMATION
SAME STORE VOLUME

The Company utilizes same store volume growth as a historical statistical measure of the MRI and PET/CT imaging procedure, linear accelerator treatment and SRS case growth at its customers in a specified period on a year-over-year basis. Same store volume growth is calculated by comparing the cumulative scan, treatment or case volume at all locations in the current year quarter to the same quarter in the prior year. The group of customers whose volume is included in the scan or treatment volume totals is those that received service from Alliance for the full quarter in each of the comparison periods. A positive percentage represents growth over the prior year quarter and a negative percentage represents a decline over the prior year period. Alliance measures each of its major imaging and oncology modalities, MRI, PET/CT, linear accelerator and SRS, separately.

The radiology division same store volume growth/(decline) for the last four calendar quarters ended September 30, 2014 is as follows:

	Same Store Volume
	MRI	PET/CT
2013
Fourth Quarter	2.1%	-0.6%

2014
First Quarter	-0.6%	-6.1%
Second Quarter	5.3%	-4.9%
Third Quarter	5.9%	-1.9%

The oncology division same store volume growth for the last three quarters ended September 30, 2014 is as follows:

	Same Store Volume
	Linac	SRS
2014
First Quarter	13.7%	4.4%
Second Quarter	4.2%	4.1%
Third Quarter	2.6%	9.1%